Exhibit 2.1
                                                                     -----------


                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into the 20th day of December, 2002 by and among Travel Nurse International, a California corporation with a principal business address at 611 Mission Street, 7th Floor, San Francisco, California 94105 ("Seller"), Gary W. Fanger ("Shareholder") whose address is 22 Shannon Circle, Alameda, California 94502 and Medical Staffing Network, Inc., a Delaware corporation with a principal business address at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431 ("Buyer").

     For value received, and in consideration of the mutual promises contained in this Agreement, the parties agree to the following recitals, terms and conditions.

1. Recitals.
   --------

     (a) Seller owns and operates a healthcare staffing business under the trade name of "Travel Nurse International" in the State of California (the "Business").

     (b) The Shareholder and Lesley J. King are the Seller's sole officers and directors. The Shareholder is the sole stockholder of Seller.

     (c) Seller desires to sell, and Buyer desires to purchase, substantially all of the assets used in or relating to the operation of the Business, as a going concern, in accordance with the terms and conditions set forth in this Agreement.

2. Transfer of Assets. Except as expressly excluded below, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, at the Closing (as defined below), as described below, all of Seller's assets and properties, real and personal, tangible and intangible, of every kind and description, wherever located, which are used by Seller in connection with the operation of the Business, as a going concern including, without limitation, the following assets (collectively, the "Assets"):

     (a) Tangible Personal Property. All machinery, equipment, tools, furniture, fixtures, office equipment, supplies, inventory, and other items of tangible personal property of every kind owned by Seller and used in connection with the Business (wherever located and whether or not carried on Seller's books), including, without limitation, those listed on Schedule 2(a) (the "Tangible Personal Property"), and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date (as defined below), together with any express or implied warranty by the manufacturers of any item or component part thereof, and all maintenance records and other documents relating thereto in Seller's


Initialed (Seller):         Initialed (Shareholder):         Initialed (Buyer):

    _______                          _______                      _______

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possession or control; together with all of Seller's other tangible assets of every kind and description, real, personal or mixed, wherever located, which are carried on the books of the Business or which are owned by Seller and used in connection with the Business.

     (b) Leased Real Property. All of Seller's interest in the following real property (collectively, the "Leased Real Property"): (i) the 6th and 7th floors of that real property leased by Seller pursuant to that certain Sub-Sublease dated September 20, 2001 and a First Amendment to Sub-Sublease dated April 16, 2002 by and between Seller and Andromedia, Inc. (predecessor in interest to Macromedia, Inc.) in connection with the real property located at 611 Mission Street, San Francisco, California (the "Business Office") and (ii) the real property leased by Seller for travel nurse housing pursuant to the leases described on Schedule 2(c)(1) (collectively, the "Real Property Leases").

     (c) Contracts. All of Seller's interests in Seller's ordinary course contracts with its clients, Seller's rights under covenants not to compete, confidentiality agreements and/or proprietary rights agreements with Seller's employees (to the extent such agreements exist and such rights are assignable), Seller's contracts and commitments described on Schedule 2(c) and Seller's ordinary course contracts and leases for its travel nurses (including leases for housing, furniture, and other personal property), which contracts are set forth on Schedule 2(c)(1) (collectively, the "Contracts").

     (d) Intellectual Property. Except as set forth on Schedule 2(l)(13), all of the intellectual property rights that are owned or used by Seller in connection with the Business, including the following: (A) the name "Travel Nurse International" and all trademarks, service marks, licenses, trade names, logos and other designations (the "Marks") and all registrations and applications for registration relating thereto, (B) all computer databases, software and licenses thereto, and all copyrighted works (the "Copyrights") and registrations therefor, (C) all inventions that are the subject of letters patent or applications therefor (the "Patents") and (D) all confidential or proprietary processes, technical data and other similar information that is of commercial value to the Business (the "Trade Secrets") (the Marks and registrations therefor, Copyrights and registrations therefor, Patents and Trade Secrets being referred to collectively herein as the "Intellectual Property"), together with the goodwill related thereto, and any royalty income from the Intellectual Property accruing after the Closing Date.

     (e) Permits. All permits, authorizations, certificates, approvals and licenses relating to the operation of the Business, including without limitation those listed on Schedule 2(e) (the "Permits").

     (f) Accounts Receivable. All of Seller's accounts receivable and trade accounts in connection with the Business ("Receivables") as of the Effective Date (as defined below) that are outstanding on the Closing Date, except Intercompany Receivables (as defined below).

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     (g) Records. All of Seller's records, technical data, asset ledgers, books of account, inventory records, budgets, customer and supplier lists, payroll and personnel records, computer programs, advertising material, marketing information, policy or operational manuals, correspondence and other files created or maintained in connection with the Business.

     (h) Deposits and Prepaid Expenses. Except as set forth in Section 2(l)(6) and 2(l)(12), all of Seller's deposits with vendors and creditors, rights to refunds and prepaid expenses in connection with the Business.

     (i) Claims. All of Seller's rights to any choses in action, claims, causes or rights of action arising in connection with the Business, except as they relate to any breach of this Agreement.

     (j) Goodwill. Any and all of Seller's goodwill in and going concern value of the Business, together with Seller's confidentiality, proprietary rights or non-competition agreements with employees, whether oral or written, and Seller's rights to its existing telephone numbers.

     (k) Other Intangibles. All other intangible assets of any kind or description, wherever located, which are carried on the books of the Business, which are owned or used in connection with the operation of the Business by Seller.

     (l) Excluded Assets. The following assets shall be excluded from the Assets and shall be retained by Seller.

          (1) Cash. All cash on hand and on deposit in banks, cash equivalents and investments.

          (2) Intercompany Receivables. All intercompany receivables of Seller appearing on Seller's balance sheet dated December 20, 2002 ("Intercompany Receivables").

          (3) Note Receivable. All principal and interest due under the Amended and Restated Promissory Note dated December 19, 2002 in the principal amount of $4,300,000.00 (the "HCSS Note") from Healthcare Consulting and Staffing Services, Inc. ("HCSS").

          (4) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of business of the Business or with the written consent of Buyer between the date hereof and the Closing Date.

          (5) Assets of Benefit Plans. Pension, profit sharing or savings plans and trusts and the assets thereof.

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          (6) Certain Deposits. Deposits described in Schedule 2(l)(6).

          (7) Certain Records. Seller's (and any predecessor in interest of Seller's) corporate minute books and stock books.

          (8) Intentionally Omitted.

          (9) Certain Contracts. Any contracts or other agreements entered into by Seller or by which Seller or any of the Assets is bound, which Contracts are described in Schedule 2(l)(9); provided, however, that Buyer shall have the option of assuming one or more of such contracts and receiving assignments of such assumed contracts to the extent assignable.

          (10) Intentionally Omitted.

          (11) Employees' Property. Any personal property owned by employees of the Seller.

          (12) Insurance. All insurance policies relating to the Business in force prior to or at the time of Closing and all prepaid premiums relating thereto.

          (13) Certain Intellectual Property. The Intellectual Property described on Schedule 2(l)(13) and the Intellectual Property which is the subject of litigation in the case styled Contract Management Services, Inc. ("CMSI"), a Texas corporation; Kathleen Thomas, an individual, and William
     T. Cherry III, an individual v. Travel Nurse International, Case No. CIV F-01-5317 SMS, filed in the Eastern District of California, Fresno Division..

          (14) Subleased Telephone System. The telephone system equipment lease subleased by Seller to HCSS.

3. Liabilities.
   -----------

     (a) Except as otherwise specified herein, the Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, liens, security interests and encumbrances whatsoever, other than the Assumed Liabilities (as defined below). Buyer shall in no event assume or be liable for any liability or obligation of Seller other than the Assumed Liabilities, and Seller shall retain responsibility for all other liabilities accrued up to and including the Closing Date, and except as otherwise specified herein, Seller shall remain responsible for all other liabilities arising from the Seller's operations, whether or not accrued and whether or not disclosed. Specifically, but without limiting the generality of the foregoing sentence, Buyer shall not assume any liability or obligation of Seller with respect to (i) malpractice liability and any other similar claims, (ii) taxes and related penalties and interest of any kind, (iii) employees or

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former employees of Seller, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Seller of its employees or Seller's termination of such employees except as otherwise expressly provided in this Agreement and (iv) any other liabilities of Seller. Seller shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (including liabilities for violations thereof), for all "qualifying events" (as defined in COBRA) occurring with respect to Seller's employees and their dependents, including qualifying events that occur as a result of the sale of the Assets contemplated by this Agreement.

     (b) The only liabilities of Seller to be assumed by Buyer (the "Assumed Liabilities") are (i) the obligations of Seller under the Contracts and Real Property Leases disclosed to Buyer, to the extent that such obligations are not performed or to be performed prior to the Closing Date, are disclosed in the text of such Contracts and Real Property Leases and accrue subsequent to the Closing Date and (ii) accrued and unpaid vacation/sick pay for employees of Seller that has been earned and not been used during calendar year 2002; provided, however, that the cost assumed by Buyer pursuant to this subsection and Section 10(b) shall not exceed $49,000 in the aggregate.

4. Consideration.
   -------------

     (a) Purchase Price. Subject to the Post-Closing Adjustment provided for in
Section 4(h), the aggregate purchase price (the "Purchase Price") for the Assets shall be $5,500,000, plus the Earnout set forth in Section 4(c). Buyer shall pay the Purchase Price to Seller as follows:

          (1) $3,494,678 (the "Escrow Amount") shall be paid pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit A.

          (2) $1,750,000 (the "TNI Amount") shall be paid by wire transfer to an account designated by Seller, $250,000 (the "Employee Severance") of which shall be used by Seller to pay severance to its employees as set forth in
     Schedule 10(b).

          (3) $255,322 (the "SunTrust Payment") shall be paid by wire transfer to an account designated by SunTrust Capital Markets, Inc. ("SunTrust").

     (b) Loan to Seller. Buyer shall loan to Seller the principal amount of $4,000,000 pursuant to a promissory note (the "Note") in favor of Buyer in the form attached hereto as Exhibit B bearing interest at a rate of 6% per annum, the proceeds of which shall be paid as follows: $2,429,235 (the "Flexible Funding Payment") shall be paid by wire transfer to an

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account designated by Flexible Funding LLC (the "Factoring Agent") and
$1,570,765 (the "Additional Escrow Amount") shall be paid by wire transfer to an account designated by the Escrow Agent under the Escrow Agreement and held in escrow pursuant to the terms of the Escrow Agreement.

     (c) Earnout.
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     (1) An earnout ("Earnout") shall be payable to Seller as set forth below in cash in an amount equal to (i) three multiplied by (ii) the amount by which earnings before interest, taxes, depreciation and amortization attributable to the Business ("EBITDA"), as such amount is calculated in accordance with generally accepted accounting principles ("GAAP") exceeds the applicable threshold set forth below (the "Post-Closing EBITDA Threshold"). The
Post-Closing EBITDA Threshold shall be calculated for two time periods and the Earnout, if any, shall be paid on two dates. The first time period shall be the full 12 months after January 1, 2003 ("First Anniversary Earnout Period") and the Post-Closing EBITDA Threshold for the First Anniversary Earnout Period shall be $1,400,000. The second time period shall be the full 12 months after January 1, 2004 ("Second Anniversary Earnout Period") and the Post-Closing EBITDA Threshold for the Second Anniversary Earnout Period shall be EBITDA for the First Anniversary Earnout Period. Buyer shall pay the Earnout attributable to the First Anniversary Earnout Period, if any, on July 1, 2004 ("First
Anniversary Payout Date") and shall pay the Earnout attributable to the Second Anniversary Earnout Period, if any, on July 1, 2005 ("Second Anniversary Payout Date"); provided, however, that Buyer shall not be required to pay the applicable Earnout if on the First Anniversary Payout Date or the Second Anniversary Payout Date, as applicable, the Shareholder's employment with Buyer has been terminated (i) by Shareholder without Good Reason (as defined in the Employment Agreement between Buyer and Shareholder of even date herewith) or
(ii) by the Buyer for Cause (as defined in the Employment Agreement between Buyer and Shareholder of even date herewith). Seller agrees that if any amount remains outstanding under the Note at the time of payment of any Earnout, then outstanding amounts under the Note shall be set off against the amount of the Earnout to be paid by Buyer to Seller under this subsection in the order specified in the Note. Buyer shall pay the Earnout, if any, to Seller by wire transfer to an account designated by Seller.

     (2) For purposes of this Section, EBITDA shall be calculated in good faith in accordance with GAAP on the accrual basis of accounting and in a manner consistent with Buyer's consolidated audited financial statements, taking into account the need to segregate the Business from Buyer's other business. After the Closing, the Business shall become known as the Travel Nurse International Group (the "TNI Group") of Buyer's Travel Nurse Division. Buyer agrees (i) to provide sufficient working capital to support the growth of the TNI Group as determined reasonably and in good faith by Buyer in consultation with Shareholder, as manager of the TNI Group and (ii) not to limit the geographic scope of the TNI Group's client base.

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Buyer agrees not to charge any corporate administrative, management and/or accounting fees to the TNI Group's operations post-Closing. If Buyer decides to merge, consolidate or otherwise join the TNI Group with any other business, Buyer shall take all necessary steps to ensure that the Earnout can be clearly and properly calculated after such merger, consolidation or other event resulting in the TNI Group not being operated as a separate business unit of Buyer.

          (3) After the Closing and until December 31, 2005, upon written request of Seller or Shareholder, Buyer shall permit Seller or Shareholder, or an agent of Seller or Shareholder reasonably acceptable to Buyer (the "Auditor"), to have access during normal business hours to such of the records of Buyer as may be reasonably necessary to verify Buyer's calculation of any portion of the Earnout ("Buyer's Calculation"). Within 15 days after concluding its review of Buyer records, Seller, Shareholder or the Auditor, as applicable, shall provide a written report setting forth in reasonable detail its calculation of the Earnout (the "Seller Calculation"). If the Seller Calculation shows that Buyer underpaid the applicable portion of the Earnout, Buyer shall have 15 days after its receipt of the Seller Calculation to review such calculation. If Buyer disagrees with the Seller Calculation, Buyer shall give Seller notice of its intent to retain an independent certified public accounting firm (the "Independent Auditor") to audit the Earnout calculation. If the Independent Auditor's calculation of the Earnout (the "Independent Auditor Calculation") results in an Earnout that is the same as the Buyer Calculation or the Seller Calculation, the Independent Auditor Calculation shall be final and binding on the parties. If the Independent Auditor Calculation differs from the Buyer Calculation and the Seller Calculation, Buyer and Seller shall mutually select an independent certified public accounting firm (the "Final Auditor") to review the Buyer Calculation, the Seller Calculation and the Independent Auditor Calculation, to determine the Earnout, if any, due to Seller and to provide a report of its findings to Buyer and Seller (the "Final Audit"). The results of the Final Audit shall be final and binding on the parties. Buyer shall pay any additional amount found due as a result of the Final Audit within 30 days after Buyer's receipt of the Final Audit report. If it is determined that Buyer underpaid the Earnout, any fees and expenses charged by the Auditor, the Independent Auditor and the Final Auditor shall be paid by Buyer. If it is determined that Buyer overpaid the Earnout, any fees and expenses charged by the Auditor, the Independent Auditor and the Final Auditor shall be paid by Seller and Shareholder. Seller may request to audit the calculation of the Earnout not more than once during any 12 month period. Seller and Shareholder shall not, and shall cause third parties retained by Seller or Shareholder pursuant to this Section not to, disclose any financial or other confidential information of Buyer received pursuant to this Section.

     (d) Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 4(d), which shall be delivered at Closing. For tax purposes, the parties shall report the transactions contemplated by this Agreement in accordance with such allocation.

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     (e) Adjustment of Certain Items. With respect to certain expenses incurred in the operation of the Business, Buyer and Seller shall make the following adjustments, and after all adjustments have been made and a determination has been made as to which party is entitled to a credit, such party shall be promptly reimbursed by the other party in the amount of such credit:

          (1) Operating Expenses. Seller shall continue to be responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets up to the Closing Date, and Buyer shall become responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets from and after the Closing Date, except as otherwise expressly provided in this Agreement.

          (2) Taxes. Personal property taxes shall be apportioned at the Closing as of the Closing Date, based on current tax bills if available; and if not available, based on the most recent tax bills available with appropriate subsequent adjustment when bills for the current year are received. Seller shall be liable for all taxes that result from the payments received by or made on behalf of Seller pursuant to the transactions contemplated by this Agreement, except for sales tax, which sales tax shall be paid by Buyer.

          (3) Utilities. To the extent not covered by those obligations assumed by Buyer pursuant to Section 3(b), electric, water, sewer and similar charges shall be paid directly to the obligee by Seller and Buyer based on meter readings as of the Closing Date and at the prevailing rates, if possible; otherwise such charges shall be apportioned based on the number of operating days occurring before and after the Closing Date during the billing period for each such charge.

          (4) Leases and Vendor Contracts. The most recent payment under the Real Property Leases and the Contracts listed on Schedule 2(c)(1) and to personal property lessors during the month in which the Closing Date occurs with respect to any leased real or personal property that is assigned to and assumed by Buyer shall be apportioned between Seller and Buyer based on the time in such period before and after the Closing Date.

          (5) Employee Expenses. Except as set forth in Section 3(b)(ii), salaries, wages, commissions, payroll taxes, vacation pay and sick pay for employees of Seller shall be paid by Seller.

     Appropriate cash payments by Seller or Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided in this Subsection.

     (f) Noncompetition. In order to ensure to Buyer the full benefits of the Assets and the Business, Seller and the Shareholder, for themselves and their affiliates, will execute and

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deliver at the Closing a Confidential Information and Noncompete Agreement (the
"Noncompetition Agreement") in the form attached hereto as Exhibit C.

     (g) Employment. In order to provide for the orderly transition of the Business, Shareholder will enter into an Employment Agreement (the "Employment Agreement") in the form attached as Exhibit D with Buyer whereby Shareholder will continue to provide services to Buyer for a period of thirty (30) months following the Closing Date.

     (h) Post-Closing Adjustments to Purchase Price. If Buyer becomes aware of any omissions or misrepresentations with respect to the financial documentation that was provided to Buyer during its due diligence of Seller, which omissions or misrepresentations caused Buyer to fail to include items of income or expense of Seller in its calculation of Seller's value, and such omissions or misrepresentations are discovered within 12 months after the Closing Date (the "Post-Closing Adjustment Period"), the Purchase Price shall be adjusted by multiplying 2.86 by the amount of each item of income or expense. If adjustments are made that result in a net increase in the Purchase Price, the amount of the adjustment shall be paid by Buyer into the escrow held pursuant to the Escrow Agreement. If the adjustment results in a net reduction of the Purchase Price, the Seller and the Shareholder shall pay the amount of the adjustment to the Buyer, first from amounts held in escrow pursuant to the Escrow Agreement and then directly by Seller and the Shareholder. The adjustment shall be paid within 90 days after the close of the Post-Closing Adjustment Period.

5. Effective Date; Closing. The effective date of the transactions contemplated by this Agreement shall be November 17, 2002. The closing ("Closing") of the sale and purchase contemplated by this Agreement shall take place on the 20th day of December, 2002, or at such other time as the parties may mutually agree ("Closing Date"), at Buyer's office or at such other place as the parties may mutually agree.

6. Closing Documentation.
   ---------------------

     (a) Seller's and Shareholder's Documents. At Closing, Seller and the Shareholder shall deliver or cause to be delivered to Buyer the following:

          (1) A Bill of Sale in the form attached to this Agreement as Exhibit
     E;

          (2) An Assignment of Trade Names and Intellectual Property Rights in the form attached to this Agreement as Exhibit F (the "Intellectual Property Assignment");

          (3) A Sub-Sub-Sublease in the form attached to this Agreement as Exhibit G-2 (the "Sub-Sub-Sublease") relating to that portion of the Business Office to be acquired by Buyer pursuant to this Agreement;

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          (4) An Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit H (the "Contract Assignment");

          (5) The Noncompetition Agreement;

          (6) The Employment Agreement;

          (7) The Escrow Agreement;

          (8) The Note and a Guaranty Agreement in the form attached to this Agreement as Exhibit I;

          (9) UCC-3 Termination Statement ("UCC-3") filed by the Factoring Agent, or written assurance from the Factoring Agent in a form reasonably acceptable to Buyer that the Factoring Agent will file a UCC-3, terminating UCC-1 Financing Statements filed with respect to assets of Seller acquired by Buyer;

          (10) Duly entered corporate resolutions of Seller authorizing the transactions contemplated by this Agreement, accompanied by a certificate of the Secretary of Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with good standing certificates from the Secretary of State of California and all states in which the Seller is qualified to do business, each dated not more than 10 days prior to the Closing Date;

          (11) A certificate of Seller and Shareholder certifying that Seller's and Shareholder's representations and warranties contained in Section 7 of this Agreement are true and correct on the Closing Date as though made on and as of the Closing Date;

          (12) Opinions of counsel in the forms attached to this Agreement as Exhibit J-1 and Exhibit J-2;

          (13) Such releases, consents, waiver or agreements, in forms reasonably satisfactory to Buyer and its lenders, as may be required by Buyer's lenders for their approval of the transactions contemplated by this Agreement;

          (14) Such releases, consents, waivers and approvals, in forms reasonably satisfactory to Buyer, as may be necessary to effect the conveyance, transfer, assignment and delivery of the Assets, free and clear of all Liens; and

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          (15) Such other instruments of transfer or assignment, in forms reasonably satisfactory to Buyer, as may be necessary in order to vest Buyer with good and marketable title to the Assets.

     (b) Buyer's Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:

          (1) Duly entered corporate resolutions of Buyer authorizing the transaction contemplated by this Agreement, accompanied by a certificate of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with a good standing certificate from the Delaware Secretary of State dated not more than 10 days prior to the Closing Date;

          (2) A certificate of Buyer certifying that Buyer's representations and warranties contained in Section 8 of this Agreement are true and correct on the Closing Date as though made on and as of the Closing Date;

          (3) A final version of Schedule 4(d) to this Agreement acceptable to Seller;

          (4) The TNI Amount ($1,750,000), the Flexible Funding Payment ($2,429,235) and the SunTrust Payment ($255,322);

          (5) The Intellectual Property Assignment;

          (6) The Sub-Sub-Sublease;

          (7) The Contract Assignment;

          (8) The Noncompetition Agreement;

          (9) The Employment Agreement; and

          (10) The Escrow Agreement, the Escrow Amount ($3,494,678) and the Additional Escrow Amount ($1,570,765).

7. Warranties and Representations. Seller and the Shareholder, jointly and severally, warrant and represent to Buyer as follows in this Section 7, except as expressly indicated on the Seller Disclosure Schedule described below, which exceptions are deemed to be representations and warranties made within this
Section 7:

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     (a) Title. Seller is the owner of and has good and marketable title to the
Assets, and, as of the Closing Date, the Assets shall be free and clear of all Liens of every kind, except those Liens assumed by Buyer in accordance with this Agreement.

     (b) Financial Statements. All income tax returns, profit and loss statements, balance sheets, cash flow statements and other financial information furnished and to be furnished to Buyer in connection with this transaction are complete and fairly represent the financial information set forth therein. There has been no material adverse change in the financial condition of the Business since September 30, 2002. Except as described in this Agreement or reflected in the financial statements furnished by Seller to Buyer, there is no liability or obligation of Seller related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business since September 30, 2002, and are not material, in the aggregate, to the Business or the operations or financial condition of Seller.

     (c) No Contract. Seller has entered into no other contract for the sale of the Assets.

     (d) Compliance with Laws. Seller has complied and through the Closing Date shall continue to comply in all material respects with federal, state and local laws, rules and regulations except where failure to comply would not have a material adverse effect on the Business or operations of Seller. Seller has not received written notice of a material violation or an alleged material violation of any such federal, state or local law, rule or regulation.

     (e) Organization; Qualification. Seller is a corporation which is duly organized and in good standing under the laws of the State of California, with all requisite power and authority to carry on the Business as it is presently conducted. Seller is qualified to do business and in good standing under the laws of each jurisdiction in which it is required to be qualified to do business.

     (f) Taxes. Seller has duly filed all federal, state and local tax returns required to be filed by it and has paid all federal, state and local taxes required to be paid with respect to the periods covered by such returns. All federal, state and local taxes of Seller shall be paid as of the Closing Date. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Seller or the Shareholder after due and diligent investigation, threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith, which additional taxes, interest or penalties, if any, Seller shall promptly pay upon assessment.

     (g) Authority. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

     (h) Corporate Authorization. The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions on the part of Seller and, upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Seller.

     (i) No Violation. Neither the execution and delivery by Seller or Shareholder of this Agreement nor the consummation without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Seller or Shareholder pursuant to any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Seller or any Shareholder is bound, to which Seller or any Shareholder is a party, or to which the assets of Seller or any Shareholder is subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the articles of incorporation or bylaws of Seller.

     (j) Permits. Seller has all necessary licenses and permits to carry on its business, and the Seller's business is being operated and its property is being used in compliance with all applicable laws, ordinances and regulations. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's or the Shareholder's execution and delivery of this Agreement or consummation of the transactions contemplated herein.

     (k) No Proceedings. There are no legal actions, suits, arbitrations, or other legal, administrative or other proceedings instituted, pending or to Seller's knowledge after due and diligent investigation, threatened against the Seller or the Shareholder, their properties, assets or the Business, and Seller and the Shareholder are not aware of any fact which might result in any such action, suit, arbitration or other legal, administrative or other proceeding. Neither Seller nor the Shareholder is in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department. Neither Seller nor the Shareholder is charged or threatened with or under investigation with respect to any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.

     (l) Contracts. All Contracts are in full force and effect, valid and enforceable in accordance with their respective terms. There are no existing defaults of Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller under the Contracts, nor are material amendments pending with respect to any Contracts. No Contract is a governmental contract subject to price redetermination or renegotiation. Seller has no oral agreements with customers that require Seller to provide services at no charge or at rates significantly below the average rates for such services set forth in Seller's written customer contracts.

     (m) Ownership of Seller. The Shareholder is the sole stockholder of Seller.

     (n) Equipment. All equipment used in connection with the Business is in proper working order and is, and will be on the Closing Date, in compliance with the rules and regulations of all applicable statutes, ordinances, rules and regulations.

     (o) Lease. A true, correct and complete copy of the Real Property Lease for the Business Office is attached to this Agreement as Schedule 7(o) of the Seller Disclosure Schedule and a list of the Real Property Leases for travel nurse housing are set forth in Schedule 2(c)(1). The payments due under the Real Property Leases are current as of the Closing Date. There have been no violations or breaches under the Real Property Leases by either Seller or the landlord, and Seller has not notified the landlord, or received notice from the landlord, of any intention to terminate the Lease. Seller has not carried out any alterations or caused any damage to the Leased Real Property which would require Seller, as tenant, to restore the Leased Real Property to its original condition at the expiration of the Real Property Leases. The Real Property Leases may be assigned to Buyer, subject to approval of the landlord, and prior to the Closing Date, Seller shall furnish Buyer with evidence of the landlord's consent to the assignment of the Real Property Leases to Buyer in a form satisfactory to Buyer.

     (p) Environmental Matters. Seller is operating and has operated the Business in compliance with all applicable local, state and federal environmental laws, rules, regulations and ordinances including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws, rules and regulations of the State of California as each such statute or regulation has been amended from time to time (collectively, "Environmental Laws and Regulations"). Seller has not knowingly accepted for storage, and to its knowledge, does not store, any nitrate film or any hazardous substance or hazardous material. Seller has never knowingly caused the release of an amount of any hazardous substance or hazardous material into the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance," "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as that term is defined by Environmental Laws and Regulations. Seller does not own, lease, rent or otherwise utilize any underground storage tanks and, to Seller's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at any of the Leased

Real Property. To Seller's knowledge, the Leased Real Property does not contain
(i) any asbestos or (ii) any polychlorinated biphenyl (PCB) substances.

     (q) Employee Benefit Plans. Schedule 7(q) of the Seller Disclosure Schedule lists each employee pension benefit plan, deferred compensation plan or other plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, an "Employee Benefit Plan") that Seller maintains or to which it contributes or has any obligation to contribute.

          (1) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except where the failure to comply would not have a material adverse effect on the financial condition of Seller.

          (2) All required reports and descriptions have been timely filed and distributed appropriately with respect to each Employee Benefit Plan. The requirements of COBRA have been met with respect to each Employee Benefit Plan to which COBRA applies.

          (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

          (4) In the previous five years, no Employee Benefit Plan of Seller has been completely or partially terminated or been the subject of a Reportable Event (as defined in ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"). No proceeding by the PBGC to terminate any Employee Benefit Plan of Seller (other than any Multiemployer Plan (as defined in ERISA)) has been instituted or, to the knowledge of the Seller, threatened.

          (5) There have been no non-exempt Prohibited Transactions (as defined in ERISA) with respect to any Employee Benefit Plan of Seller that could reasonably be expected to result in a material liability either for a tax imposed pursuant to Section 4975(a) or (b) of the Code or a civil penalty assessed pursuant to Section 502(i) of ERISA. To the knowledge of Seller, no Fiduciary (as defined in ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan of Seller which could reasonably be expected to result in a liability for a civil penalty assessed pursuant to Sections 409 or 502(l) of ERISA. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan of Seller (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened. Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

          (6) Seller has not incurred, and Seller does not have any reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA) or under the Code with respect to any Employee Benefit Plan.

     (r) Customers. Since November 17, 2002, none of Seller's major customers have terminated or stated an intention to terminate its business with, or reduce the volume of its business with, Seller. Seller has no customers whose business is or has within 90 days prior to the Closing Date been the subject of competitive bidding procedures.

     (s) Employees. Schedule 7(s) of the Seller Disclosure Schedule lists the names of all full-time and part-time employees of Seller (except for employees of Seller who work for Seller exclusively as travel nurses) and sets forth a job description or title and compensation for each such person. Schedule 7(s) of the Seller Disclosure Schedule also sets forth a list of all written and oral employment, proprietary rights and noncompetition agreements with Seller's employees. All such employees are, or, as of the Closing Date, will be subject to Non-Disclosure and Non-Solicitation Agreements (the "Employee Agreements") in a form reasonably satisfactory to the Buyer. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, work stoppage, or other material interference with or impairment by labor of the business of Seller pending or, to the knowledge of Seller, threatened or contemplated against or directly affecting the Business. Seller's employees are not represented by any labor or trade union, nor has there been any attempt to organize Seller's employees during the 90 day period prior to the date of this Agreement. There has been no employee turnover since November 1, 2002, except as noted on Schedule 7(s) of the Seller Disclosure Schedule. Seller warrants that employees of Seller whose employment was terminated on or prior to the Closing Date returned all property of Seller including, but not limited to, client lists and employee lists. Seller warrants that there has been no carryover of employee vacation or sick pay from prior fiscal years.

     (t) Intellectual Property. Except for the trade name "Travel Nurse International" which is a registered trade name under California law and Seller's copyrighted website, Seller has no patents, trademarks, service marks, trade names, copyrights, computer programs or program rights, licenses or other similar intangible property rights and interest which it uses in connection with the Business. Except as set forth on Schedule 7(t) of the Seller Disclosure Schedule, Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. Except as set forth on
Schedule 7(t) of the Seller Disclosure Schedule, Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of Seller.

     (u) Relationships with Other Businesses. As of the Closing, neither Seller nor any Shareholder owns directly or indirectly, on an individual or joint basis, any material interest in any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business. Except as permitted under Section 10(f) of this Agreement, all business dealings between Seller and HCSS relating to per diem and travel nurse staffing have been terminated. Neither HCSS nor any other business owned or operated by Caryl Randazzo ("Randazzo") has hired any employees of Seller in the past 12 months except as set forth on Schedule 7(u) of the Seller Disclosure Schedule.

     (v) Brokers. Except for SunTrust, neither Seller nor the Shareholder has dealt with a broker or finder in connection with this Agreement, and except for SunTrust, no broker or other person or entity is entitled to any commission or finder's fee from Seller or any Shareholder in connection with the consummation of the transactions contemplated by this Agreement.

     (w) Completeness. No representation or warranty by the Seller or any Shareholder in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

8. Warranties and Representations of Buyer. Buyer warrants and represents to Seller as follows in this Section 8, except as expressly indicated on the Buyer Disclosure Schedule described below, which exceptions are deemed to be representations and warranties made within this Section 8:

     (a) Organization. Buyer is a corporation which is duly organized and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as it is presently conducted.

     (b) Authority; Consents. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, except that, if required by the applicable lending documents, Buyer must obtain consent to the transactions contemplated by this Agreement from its lenders.

     (c) Corporate Authorization. The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions, and upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Buyer.

     (d) Compliance with Laws. Buyer has complied, and through the Closing Date will continue to comply, in all material respects with federal, state and local laws, rules and regulations except where failure to comply would not have a material adverse effect on the business or operations of Buyer, and Buyer has not received written notice or a material violation or an alleged material violation of any federal, state or local laws, rules or regulations.

     (e) No Violation. Buyer and its officers, directors, employees, and stockholders have no obligation (nor has any third party alleged the existence for such an obligation) to any third party (except its lenders) to (i) maintain the confidentiality of any information, (ii) not solicit customers or suppliers,
(iii) not engage in any competitive activity, (iv) fulfill any fiduciary duty, or (v) comply with a contractual or other obligation that would in any way be violated by the transactions contemplated hereby or the operation of the Business after the closing of the transactions contemplated hereby.

     (f) Brokers. Except for SunTrust, Buyer has not dealt with a broker or finder in connection with this Agreement, and no broker or other person or entity is entitled to any commission or finder's fee from Buyer in connection with the consummation of the transactions contemplated by this Agreement.

     (g) Completeness. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

9. Expenses of Sale. Except as otherwise provided in this Agreement, each party agrees to bear its own legal, accounting and other expenses in connection with the preparation and consummation of this Agreement.

10. Covenants of the Parties.
    ------------------------

     (a) Seller Debts and Obligations. Except as otherwise provided in this Agreement, all of Seller's debts and obligations including, but not limited to, accounts payable and sales, federal and state income taxes, will be paid by Seller. Seller shall be responsible for paying salary, wages and related payroll taxes for all office employees of Seller for the pay period ended December 20, 2002 and for all other employees of Seller for the pay period ended December 14, 2002.

     (b) Employment of Seller's Employees. Seller and Buyer acknowledge that Buyer desires to hire those employees of Seller that meet Buyer's employment criteria. Such employees are set forth on Schedule 10(b). Seller agrees to use its best efforts to assist Buyer in hiring such employees of Seller. Each office employee of Seller who is hired by Buyer (each, a "Hired Employee") shall be given the opportunity to participate in the MSN Holdings, Inc. 2001

Stock Incentive Plan. In addition, each Hired Employee shall be credited a year of service for each year of service the applicable Hired Employee provided to Seller for purposes of participation in Buyer's employee benefit plans and other benefits that are based on length of employment. Buyer agrees to assume the obligation of Seller to pay accrued and unpaid vacation/sick pay for employees of Seller that has been earned and not been used during calendar year 2002; provided, however, that the cost assumed by Buyer pursuant to this subsection and Section 3(b) shall not exceed $49,000 in the aggregate. Seller shall pay the Employee Severance to its employees in the amounts set forth in Schedule 10(b).

     (c) Access to Information. Between the date of this Agreement and the Closing Date, Seller and Shareholder will, at reasonable times, upon reasonable notice and upon reasonable request, and in a manner so as not to unduly interfere with the business operations of Seller, and subject to compliance with all applicable laws, (i) give Buyer and its representatives access to the books, records, plans, and financial, title, tax, corporate and legal materials of Seller and of the Shareholder, to the extent reasonably required for the transactions contemplated by this Agreement, (ii) furnish Buyer with copies of any Contracts, permits, leases, books and records or other documents and data that Buyer may reasonably request, and (iii) cooperate and assist in any investigation of the assets and financial and legal condition of Seller and of the Business that Buyer or its representatives may deem necessary or advisable with respect to the transactions contemplated by this Agreement; provided, however, that (y) neither Seller nor the Shareholder shall be required to take any action which would constitute a waiver of any attorney-client, attorney work product or other evidentiary privilege and (z) neither Seller nor the Shareholder must supply Buyer with any information which Seller or the Shareholder is under a legal or contractual obligation not to disclose.

     (d) Disclosure of Transaction. No public announcement of the execution of this Agreement or the transactions contemplated herein shall be made without the mutual prior written approvals of Buyer and Seller. No party shall make any disclosure of the Purchase Price or other terms hereunder except to its lenders or investors without the prior written approval of the other party; provided that any party may disclose such information as may be required under federal, state or provincial laws.

     (e) Conduct of Business.
         -------------------

          (1) Prior to the Closing Date, unless Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall, and the Shareholder shall cause Seller to, conduct its operations in the ordinary course of business, consistent with the manner in which it previously has been conducted (including maintaining in effect all insurance coverages relating to the assets and operation of Seller which are in effect as of the date hereof). Without limiting the generality of and in addition to the foregoing, until the

     Closing Date, Seller shall not, and the Shareholder shall cause Seller not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

               (A) declare, set aside or pay any dividend with respect to the shares of Seller;

               (B) redeem or otherwise acquire any of the shares of Seller;

               (C) incur or guarantee any indebtedness other than (A) trade payables incurred in the ordinary course of business or (B) with respect to any current capital expenditures permitted pursuant to
          Section 10(e)(2);

               (D) place or allow to be placed a Lien on any of the Assets, other than any Liens (A) existing on the date of this Agreement or (B) incurred with respect to any current capital expenditures permitted pursuant to Section 10(e)(2);

               (E) cancel any indebtedness owing to Seller or any claims which Seller may possess or waive any rights of substantial value, other than in the ordinary course of business permitted hereunder or in respect of the execution and delivery of any document herein provided;

               (F) except with respect to litigation disclosed in the Seller Disclosure Schedule, enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Business;

               (G) amend or waive any rights under any Contract, lease or other agreement of Seller that is binding upon the Assets;

               (H) make any material changes in management personnel, employee policies or any operations of the Business;

               (I) agree to any pricing scheme or service offering other than the Seller's standard practices in connection with a request for proposals from, or a bid to, a prospective customer whose estimated needs exceed 1,000 hours of temporary employee services per month;

               (J) make any departure from Seller's standard pricing practices;

               (K) alter the compensation rates to be paid to Seller's employees;

               (L) take any action, engage in any transaction, or enter into any agreement which would cause any of the representations or warranties of Seller and the Shareholder set forth in Section 7 to be untrue in any material respect as of the Closing Date;

               (M) accelerate the payment of accounts receivable or delay the payment of accounts payable; or

               (N) enter into a legally binding commitment with respect to or enter into any agreement to take any of the foregoing actions.

          (2) In addition to the foregoing, Seller shall not, and the Shareholder shall cause Seller not to, make any current capital expenditures in excess of $10,000 for individual expenditures or $25,000 for such expenditures in the aggregate, without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

     (f) Business Dealings with HCSS. For a period of three years after the Closing Date, Seller and the Shareholder agree that neither of them will have any involvement in the business of HCSS or any other businesses owned or operated by Randazzo after the Closing unless otherwise consented to in writing by Buyer (which consent may be withheld in Buyer's sole discretion). Seller agrees promptly to pursue (i) all legal remedies available to Seller arising out of or related to violation by HCSS of the Noncompetition, Nondisclosure, and Nonsolicitation Agreement dated December 19, 2002 between HCSS and Seller (the "HCSS Noncompetition Agreement"), (ii) all common law remedies available to Seller arising out of or related to solicitation or recruitment of current or former clients of Seller or current or former employees of Seller by HCSS and
(iii) all legal remedies available to Seller in connection with enforcing its rights under the HCSS Note. Notwithstanding the foregoing, it is acknowledged that certain remedies under the HCSS Note, the Mortgage dated December 20, 2002 by HCSS in favor of Seller (the "HCSS Mortgage") and the Security Agreement by HCSS in favor of Seller dated December 19, 2002 (the "HCSS Security Agreement") permit Seller to foreclose and levy upon the assets of HCSS in the event of a default. Buyer will permit Seller and Shareholder to become involved with HCSS (and any successor or assign) for the limited purpose of marshalling and realizing the value of HCSS's assets in connection with a default under the HCSS Note. To better assure that the HCSS Note is paid, Shareholder may provide uncompensated consultation to HCSS so long as such consultation (i) does not interfere with Shareholder's performance of his duties under the Employment Agreement, (ii) does not constitute a violation of the Noncompetition Agreement (it being agreed by Buyer that the business of HCSS conducted on the Closing Date of providing healthcare staffing services in connection with strikes by Healthcare Professionals shall not be considered a competing business under the Noncompetition Agreement) and (iii) does not have, or is not reasonably likely to have, an adverse effect on Buyer or its business.

     (g) Proof of Payment and Release from IRS. Upon payment of all taxes, penalties and interest due from Seller to the IRS, Seller shall deliver to Buyer documentation reflecting such payment together with a release from the IRS indicating that no additional taxes, interest or penalties are due from Seller and a release of all tax liens on any property of Seller.

     (h) Authorizations and Consents. Each party shall use its commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all governmental authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of the obligations under, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.

     (i) Risk of Loss. The risk of loss and damage to the Assets shall be borne by Seller prior to Closing. If substantial damage by fire or other casualty to the Assets occurs prior to the Closing Date that reasonably could be expected to require expenditures of $25,000 or more to repair or replace (a "Material Casualty Loss"), either party may elect to terminate its obligations under this Agreement by providing notice of termination to the other parties within fifteen
(15) days after Buyer's receipt of written notice from Seller describing the Material Casualty Loss. If neither party elects to terminate this Agreement within such time period or chooses to proceed with the transactions contemplated hereby, Seller, at its option, shall either (i) promptly commence to repair or replace the damaged Assets and complete such repair or replacement work on or before the Closing Date or (ii) agree in writing to indemnify Buyer for the amount of the Material Casualty Loss.

     (j) Further Assurances. Seller, the Shareholder and Buyer, as applicable, shall use their respective best efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Closing; (ii) cause to be performed all of the matters required to be performed upon the Closing; and (iii) take such steps and do such acts as may be necessary to make all of the warranties and representations of the applicable party true and correct in all material respects as of the Closing Date. From time to time after the Closing Date, at Buyer's request, and without further consideration, Seller and the Shareholder, as applicable, shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably require in order to more effectively convey, transfer, assign or deliver the Assets to Buyer, its successors or assigns.

     (k) Notification. Between the date of this Agreement and the Closing, Seller and the Shareholder shall promptly notify Buyer in writing if any of them becomes aware of any fact or condition that (i) causes any of the representations and warranties contained in Section 7 to be untrue as of the date of this Agreement or (ii) is reasonably likely to cause any of the representations and warranties contained in Section 7 to be untrue as of the Closing Date.

     (l) Name Change. As soon as practicable after the Closing Date, Seller will change its name to a name that is not similar to its current name, and will provide Buyer with prompt written notice of the name change, including a copy of any certificate or document issued by the Secretary of State of California confirming the name change.

     (m) Earnout. Buyer agrees (i) to provide sufficient working capital to support the growth of the TNI Group as determined reasonably and in good faith by Buyer in consultation with Shareholder, as manager of the TNI Group and (ii) not to limit the geographic scope of the TNI Group's client base. Buyer agrees not to charge any corporate administrative, management and/or accounting fees to the TNI Group's operations post-Closing. If Buyer decides to merge, consolidate or otherwise join the TNI Group with any other business, Buyer shall take all necessary steps to ensure that the Earnout can be clearly and properly calculated after such merger, consolidation or other event resulting in the TNI Group not being operated as a separate business unit of Buyer.

     (n) Maintenance of Business Records. For a period of five (5) years after the Closing Date, Buyer will preserve and safe keep any records, files and documents transferred to Buyer that relate to the Assets as required by reasonable business practices for the joint benefit of Seller and Buyer. Each of Seller and Buyer shall cooperate from and after the Closing Date to provide to the other upon request such information and records relating to the Business in the possession of the non-requesting party which information or record is reasonably necessary for the operation of the requesting party or the requesting party is required to produce to a third party in connection with legal, administrative or governmental proceedings. The requesting party agrees to give the non-requesting party prompt notice of all requests for disclosure of such information or records that arise during legal, administrative or governmental proceedings involving the requesting party, so that the non-requesting party may seek a protective order with respect to the threatened disclosure. If the requesting party or any other person is required to disclose such information or records, the requesting party agrees to give written notice to the non-requesting party as soon as possible of the information and records required to be disclosed and, at the non-requesting party's request and expense, to use reasonable efforts to obtain assurances that such information and records required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law. In addition to the foregoing, Buyer will permit Seller and Seller's designated agents access to journals and general ledgers of Seller for the purpose of maintaining and closing out those records for tax purposes. Seller hereby designates Shareholder as its agent for purposes of closing out the foregoing records. If Shareholder is an employee of Buyer at the time Seller desires access to the foregoing records, Buyer agrees to provide Shareholder the time and opportunity to perform this task.

11. Conditions Precedent.
    --------------------

     (a) Conditions Precedent to Buyer's Obligations. Buyer's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (1) The execution of the Employee Agreements by all of Seller's employees listed in Schedule 7(s) of the Seller Disclosure Schedule;

          (2) Evidence that all employees who leave the employ of Seller on or prior to the Closing Date are subject to Confidentiality, Proprietary Information and Noncompetition Agreements in a form reasonably satisfactory to Buyer;

          (3) Execution of the Note, Guaranty, UCC-3s, Employment Agreement, Noncompetition Agreement and Escrow Agreement;

          (4) Evidence of execution of the HCSS Note, HCSS Security Agreement, HCSS Mortgage and HCSS Noncompetition Agreement;

          (5) All third-party consents and approvals required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and Buyer shall have received evidence reasonably satisfactory to Buyer reflecting the granting of the consents and approvals;

          (6) All actions, proceedings, instruments, documents and other relevant legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for the Buyer;

          (7) Seller's and Shareholder's representations and warranties contained in this Agreement being true and correct as of the date of this Agreement and true and correct on the Closing Date as though made on and as of the Closing Date;

          (8) Seller's delivery to Buyer of all bills, instruments of transfer and assignment documents necessary or appropriate to transfer to Buyer good and marketable title in and to the Assets, free and clear of Liens including, without limitation, all documents described in Section 6(a);

          (9) Seller and the Shareholder having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller or the Shareholder, as applicable, on or before the Closing Date;

          (10) No action or proceeding shall be pending by or before any Court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

          (11) Seller's obtaining and providing Buyer with evidence reasonably satisfactory to Buyer that Seller's insurance coverage for all medical malpractice liability arising prior to the Closing Date (i) is on an occurrence basis and (ii) is in full force and effect.

     (b) Conditions Precedent to Seller's and Shareholder's Obligations. Seller's and Shareholder's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (1) All consents and approvals required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect;

          (2) Buyer's delivery to Seller of all documents described in Section 6(b);

          (3) Buyer's delivery of the Flexible Funding Payment, Escrow Amount and Additional Escrow Amount and its funding of the amount required under the Escrow Agreement;

          (4) Buyer having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Buyer on or before the Closing Date;

          (5) All actions, proceedings, instruments, documents and other relevant legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for the Seller;

          (6) No action or proceeding shall be pending by or before any Court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

          (7) Buyer's representations and warranties contained in this Agreement being true and correct.

12. Termination.
    -----------

     (a) Termination Events. This Agreement may be terminated at or prior to Closing upon delivery of a written notice by the terminating party. This Agreement may be terminated:

          (1) by Buyer if Buyer notifies Seller in writing on or prior to 5:00 p.m. Eastern Prevailing Time on December 20, 2002 that based on its due diligence investigation it has determined not to proceed to purchase the Assets pursuant to this Agreement;

          (2) by Buyer upon a Material Casualty Loss as described in Section 10(i);

          (3) by Seller upon a Material Casualty Loss as described in Section 10(i);

          (4) by Buyer upon a material breach of any of the terms of this Agreement by Seller or the Shareholder if such breach is not waived by Buyer in writing;

          (5) by Seller or the Shareholder upon a material breach of any of the terms of this Agreement by Buyer if such breach is not waived by Seller or the Shareholder in writing;

          (6) by Buyer if the conditions set forth in Section 11(a) are not satisfied on or before the Closing Date or if satisfaction of the conditions set forth in Section 11(a) becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement);

          (7) by Seller or the Shareholder if the conditions set forth in
     Section 11(b) are not satisfied on or before the Closing Date or if satisfaction of the conditions set forth in Section 11(b) becomes impossible (other than through the failure of Seller or the Shareholder to comply with its or his obligations under this Agreement);

          (8) by mutual agreement of Buyer and Seller; or

          (9) by Buyer or Seller, if the transactions contemplated in this Agreement have not closed by 5:00 p.m. eastern time on December 24, 2002, unless otherwise extended by written agreement of the parties.

     (b) Effect of Termination. Except as set forth in Section 14(f), upon termination of this Agreement pursuant to this Section 12, all obligations of the parties under this Agreement shall cease.

13. Indemnification.
    ---------------

     (a) Indemnification by Seller and Shareholder. For a period of two years after the Closing, Seller and the Shareholder, jointly and severally, shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

          (1) liabilities and obligations of Seller or the Shareholder of any nature whatsoever (including liabilities for taxes), except for those liabilities and obligations of Seller which Buyer specifically assumes pursuant to this Agreement;

          (2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller, the Shareholder or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or the Shareholder or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement; or

          (3) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or the Shareholder under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

          (4) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

     (b) Indemnification by Buyer. For a period of two years after the Closing, Buyer shall reimburse, indemnify and hold harmless Seller and Shareholder and their respective personal representatives, successors and assigns (each an "Indemnified Seller Party") against and in respect of all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from or arise out of:

          (1) liabilities and obligations of Buyer of any nature whatsoever (including liabilities for taxes), except for liabilities and obligations for which Buyer is entitled to indemnification by Seller and Shareholder pursuant to this Agreement;

          (2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Buyer or the Business in which the principal event giving rise thereto occurred from and after the Closing Date (unless and to the extent arising from action of or failure to act by Seller or the Shareholder) or which result from or arise out of any action or inaction from and after the Closing Date of Buyer or any director, officer, employee, agent or representative of Buyer;

          (3) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller or the Shareholder pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement; and

          (4) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, and reasonable costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

     (c) Indemnification Procedure.
         -------------------------

          (1) Notice by Indemnitee. In the event that an Indemnified Buyer Party or an Indemnified Seller Party seeks indemnification (the "Indemnitee") from the other party or parties to this Agreement (the "Indemnitor"), the Indemnitee shall promptly notify the Indemnitor in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim or demand (the "Claim Notice"). The Indemnitor shall have ten days from the date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnitee whether or not the Indemnitor disputes its liability to the Indemnitee hereunder with respect to such claim or demand and, notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against any such claim or demand.

          (2) Response by Indemnitor. In the event that Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming subject to further liability in respect of such matter; provided, however, Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, as the case may be, from all liability in respect of such claim or litigation. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which would reasonably be expected to have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Indemnitor hereunder; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitee elects to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

     (d) Presumptions.
         ------------

          (1) If the Indemnitor elects not to defend the Indemnitee against a claim or demand, by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder.

          (2) In the event an Indemnitee has a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to Indemnitor. If Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Indemnitor hereunder.

     (e) Payment. Upon the determination of liability under this Section, the Indemnitor shall pay to the Indemnitee, within ten days after such determination, the amount of the claim for indemnification made hereunder. In the event that the Indemnitee is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Indemnitor's obligation to indemnify has been determined, the Indemnitee shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by the Indemnitee under any agreements entered into pursuant to this Agreement. Upon the payment in full of a claim, either by set off or otherwise, the Indemnitor shall be subrogated to the rights of the Indemnitee against any person, firm or corporation with respect to the subject matter of such claim.

     (f) Nonexclusive Remedy. The indemnification rights under this Section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

     (g) Offset. Without precluding Buyer from exercising any other right, power or remedy pursuant to this Agreement or at law or in equity, Buyer shall be entitled to offset against amounts due Seller hereunder any expenses suffered, incurred or sustained, directly or indirectly, by Buyer because a representation or warranty of Seller or the Shareholder contained in this Agreement is false or materially misleading or which arises or results from or relates to any breach of or failure by Seller or the Shareholder to perform any of its or his representations, warranties, covenants or agreements contained in this Agreement.

14. Miscellaneous Provisions.
    ------------------------

     (a) Notices. All notices, demands or other communications required to be given under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth below by (i) certified mail, return receipt requested, and in such case shall be deemed given three business days after mailing or (ii) confirmed facsimile, personal delivery or overnight delivery by a nationally recognized delivery service, and in each case shall be deemed given upon delivery. Any party may, by written notice to the other parties as provided in this Section, change the place to which all further notices to such party shall be sent.

          If to Seller or Shareholder:

          Travel Nurse International, Inc.
          22 Shannon Circle
          Alameda, California  94502
          Attention:  Gary W. Fanger
          Facsimile:  (510) 748-0281
          with a copy to:

          Scherer & Smith, LLP
          214 Grant Avenue, Suite 400
          San Francisco, California 94108
          Attention:  William M. Scherer, Esq.
          Facsimile: (415) 986-1730

          If to Buyer:

          Medical Staffing Network, Inc.
          901 Yamato Road, Suite 110
          Boca Raton, FL 33431
          Attention:  President
          Facsimile: (561) 322-1202

          with a copy to:

          Steel Hector & Davis LLP
          1900 Phillips Point West
          777 South Flagler Drive
          West Palm Beach, FL 33401
          Attention:  Kim A. Hines, Esq.
          Facsimile:  (561) 655-1509

     (b) Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective heirs, representatives, administrators, successors and assigns.

     (c) Governing Law; Jurisdiction; Interpretation. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any and all disputes arising out of or relating to the validity, interpretation enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration under the provisions of the Federal Arbitration Act. The arbitration shall be conducted in accordance with the then current Commercial Dispute Resolution Rules of the American Arbitration Association. The arbitration shall be final, conclusive and binding upon the parties and may be confirmed in any federal or state court having jurisdiction over the parties. All arbitrator's fees and related expenses shall be divided equally between the parties, and each party shall bear its own attorneys' fees and costs. THE BUYER, SELLER AND SHAREHOLDER KNOWINGLY AND INTENTIONALLY WAIVE

THE RIGHT ANY OF THEM HAS TO A TRIAL BY JURY OR BEFORE A COURT. Such arbitration shall be conducted in Palm Beach County, Florida. The paragraph headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement. Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of contracting.

     (d) Attorneys' Fees. In connection with any litigation, including appellate or bankruptcy proceedings, arising out of or related to this Agreement, the non-prevailing party shall pay all reasonable attorneys' fees and costs of the prevailing party.

     (e) Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

     (f) Survival. The representations, warranties and covenants contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement. The provisions of Sections 9, 10(d), 14(c), and 14(d) shall survive the termination of this Agreement and shall inure to the benefit of the parties and their permitted successors and assigns.

     (g) Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one and the same instrument.

     (h) Assignability. Neither party may assign its rights under this Agreement to any other person or entity without the prior written consent of the non-assigning party.

     (i) Time of Essence. Time is of the essence of this Agreement.

     (j) Entire Agreement; Amendment. This Agreement together with the Schedules and Exhibits to this Agreement constitute the entire agreement of the parties with respect to its subject matter and supersede and replace all previous verbal or written agreements that the parties may have made. All modifications or amendments of this Agreement must be in writing and signed by all parties to this Agreement.

     (k) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

     [[Remainder of page intentionally left blank. Signatures on next page.]

      The parties have executed this Agreement as of the date first written above.

SELLER:                                 BUYER:


TRAVEL NURSE INTERNATIONAL, INC.        MEDICAL STAFFING NETWORK, INC.



By:  /s/ Gary W. Fanger                 By:  /s/ Robert J. Adamson
     -----------------------------           ---------------------------------
     Gary W. Fanger, its President           Robert J.  Adamson, its President


SHAREHOLDER:


---------------------------------
Gary W. Fanger, Individually